STONE RIDGE ASSET MANAGEMENT LLC

January 22, 2016

To the Trustees of:
Stone Ridge Trust III
510 Madison Avenue, 21st Floor
New York, NY 10022

Re:  Expense Limitation Agreement

With reference to the Investment Management Agreement entered into by Stone Ridge Asset Management LLC (the “Adviser”) with Stone Ridge Trust III (the “Trust”), on behalf of its series, Stone Ridge All Asset Variance Risk Premium Fund (the “Fund”), on this 22nd day of January, 2016, we hereby notify you as follows:

     1.           Through February 28, 2017, the Adviser agrees to pay or otherwise bear operating and other expenses of the Fund (including offering expenses, but excluding brokerage and transactional expenses, borrowing and other investment-related costs and fees including interest and commitment fees, short dividend expense, acquired fund fees and expenses, taxes, litigation and indemnification expenses, judgments, and extraordinary expenses not incurred in the ordinary course of the Fund’s business) solely to the extent necessary to limit the total annualized expenses of the Fund to 2.60% of the average daily net assets of the Fund.

     2.           The Adviser shall be permitted to recoup in later periods Fund expenses that the Adviser has paid or otherwise borne (whether through reduction of its management fee or otherwise) to the extent that the expenses for the Fund fall below the annual limitation rate in effect at the time of the actual waiver/reimbursement and to the extent that they do not cause the Fund to exceed the annual rate in effect at the time of the recoupment; provided, however, that the Adviser shall not be permitted to recoup any such fees or expenses beyond three years from the end of the fiscal year in which the Adviser reduced a fee or reimbursed an expense.

    3.           During the periods covered by this Agreement, the expense limitation arrangement set forth above for the Fund may only be modified by a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended (the “1940 Act”)).

    4.           We understand and intend that the Trust and the Fund will rely on this undertaking in preparing and filing Post-Effective Amendments to the registration statement on Form N-2 for the Trust with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit the Trust and the Fund to do so.

                                       Very truly yours,

                                       STONE RIDGE ASSET MANAGEMENT LLC

                                       By:         /s/ Ross Stevens
                                                      Name: Ross Stevens
                                                      Title: Managing Member

ACCEPTED AND AGREED TO ON BEHALF OF:
Stone Ridge Trust III, on behalf of its series, Stone Ridge All Asset Variance Risk Premium Fund

By:     /s/ Patrick Kelly
           Name: Patrick Kelly
           Title: Treasurer and Principal Financial Officer

Stone Ridge All Asset Variance Risk Premium Fund Expense Limitation Agreement Signature Page